CROMPTON & KNOWLES CORPORATION
                  EMPLOYEE STOCK OWNERSHIP PLAN
                  NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1994 and 1993


1.  Basis of Presentation
    The accompanying financial statements have been prepared on an accrual basis. Securities transactions are recorded on the trade date, and dividend income is recorded on the ex-dividend date.

2.  Plan Description
    The Employee Stock Purchase and Savings Plan was adopted by the Board of Directors of Crompton & Knowles Corporation (the "Corporation") on January 27, 1976. Effective July 1, 1989 the Board of Directors amended the Plan to convert it into an Employee Stock Ownership Plan (the "Plan"). The Plan permits an eligible employee to elect to participate by authorizing a withholding of an amount equal to 1%, 2%, 3%, 4%, 5% or 6% of compensation as the basic contribution to the Plan. Contributions by the Corporation to the Plan were made at an amount equal to 66 2/3% of each participating employee's basic employee contribution to the Plan.

    Funds contributed under the Plan are held in a trust fund (the "Trust") and were invested in five investment funds, the Crompton & Knowles Stock Fund ("C&K Stock Fund"), the Fixed Income Fund, the Equity Fund, the Advisers Fund, and the Mortgage Fund.

    The C&K Stock Fund is a fund invested entirely in common stock of Crompton & Knowles Corporation, and contributions by the Corporation to the Plan are invested in this fund. The market value of the common stock is based on quotations from the New York Stock Exchange.

    The Fixed Income Fund is a fund invested under an agreement with Hartford Life Insurance Company (the "Hartford") pursuant to which the Hartford guarantees the repayment of principal and the payment of interest on all amounts on deposit at an effective annual rate of interest of 6.885% on, and after January 1, 1994, (7.25% for the period January 1, 1993 through December 31, 1993, and 7.50% for the period August 1, 1992 through December 31, 1992).

    Prior to August 1, 1992 the Fund was invested under an agreement with John Hancock Mutual Life Insurance Company
    ("John Hancock") pursuant to which John Hancock guaranteed repayment of principal and the payment of interest on all amounts on deposit at an effective annual rate of 11.00% for the period August 1, 1989 to July 31, 1990, and 9.75% for the period August 1, 1990 to July 31, 1992.Employee Stock Ownership Plan
 - Notes To Financial Statements
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    The value of the Fixed Income Fund is based on contributions invested and reinvested, interest earned, less withdrawals and distributions.

    The Equity Fund is a fund invested under the terms of a group annuity contract with the Hartford in the Separate Account A, which is a pooled separate account maintained by the Hartford with respect to a portion of its assets, in connection with the contract and other similar contracts issued by the Hartford. This fund invests primarily in equity securities such as common stocks and securities convertible into common stock. The Equity Fund is valued based on a unit value as determined by the fund manager as follows:

                             12/31/94        12/31/93
        Unit Value             $91.101         $90.358
        Total Units Held    26,210.454      19,486.327

    The related cost of the Equity Fund at December 31, 1994 was $2,060,686, and $1,459,278 at December 31, 1993.

    Prior to October 31, 1992 the Equity Fund was invested under the terms of a group annuity contract with John Hancock in the Pooled Common Stock Class 1L Account of Independence Investment Associates, Inc., an affiliate of John Hancock. This fund invested in equity securities such as common stock and securities convertible into common stock.

    The Advisers Fund is a fund invested under the terms of a group annuity contract with the Hartford in the Separate Account V which is a pooled separate account maintained by the Hartford with respect to a portion of its assets, in connection with the contract and other similar contracts issued by the Hartford. Assets in the Separate Account V are invested in the HVA Advisers Fund, Inc. The Hartford Investment Management Company is an investment advisor to the fund, and Wellington Management is sub-advisor to the fund. This fund invests in common stocks, debt securities, and money market instruments. The Advisers Fund is valued based on a unit of value as determined by the fund manager as follows:

                             12/31/94        12/31/93
        Unit Value              $1.338          $1.383
        Total Units Held   484,397.471     337,151.770

    The related cost of the Advisers Fund at December 31, 1994 was $603,983, and $407,010 at December 31, 1993.


Employee Stock Ownership Plan - Notes To Financial Statements
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    The Mortgage Fund is a fund invested under the terms of a group annuity contract with the Hartford in the Separate Account G which is a pooled separate account maintained by the Hartford with respect to a portion of its assets, in connection with the contract and other similar contracts issued by the Hartford. The assets in the Separate Account G are invested solely in the Hartford GNMA/Mortgage Securities Fund. Inc. The Hartford Investment Management Company is an investment advisor to the fund. This fund invests in mortgage related securities, including securities issued by the Government National Mortgage Association. The Mortgage Fund is valued based on a unit value as determined by the fund manager as follows:

                              12/31/94       12/31/93
        Unit Value             $26.623        $27.201
        Total Units Held     8,936.394      7,166.071

    The related cost of the Mortgage Fund at December 31, 1994 was $233,084, and $185,990 at December 31, 1993.

    Assets in any of the five funds may be invested in short term government or other securities pending permanent investment.
    Earnings on each fund will be reinvested in that fund.

    Each participant is permitted to elect to have his basic contribution invested in any of the five funds in 10% increments. As of December 31, 1994 and 1993 the number of participants by fund were as follows:

                                  1994           1993
        C&K Stock Fund           1,293          1,240
        Fixed Income Fund          867            867
        Equity Fund                360            312
        Advisers Fund              128            102
        Mortgage Fund              104             98

    As of the first day of any month, but not more frequently than once in any six-month period, a participant may elect to transfer any part of the value of his basic employee account or his supplemental employee account, which is invested in one of the funds, to any of the other funds except the Fixed Income Fund and the Mortgage Fund. Any such transfer must be in increments of 5% of the amount invested in the fund from which the transfer is being made.

3.  Income Taxes
    The Internal Revenue Service has issued a determination letter to the effect that the Plan as amended through 1994 is a qualified plan under Section 401(a) of the Internal Revenue Code of 1954 (the Code), as amended.
Employee Stock Ownership Plan - Notes To Financial Statements
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    The Board of Directors of the Corporation amended the Plan, effective as of July 1, 1989, to convert it to an employee stock ownership plan. The amendments to the Plan included both changes to convert the Plan to an employee stock ownership plan and other changes required or permitted by the Code.
    Management and counsel believe that these amendments will not effect the qualified status of the Plan.

    It is believed that, in general, the federal income tax consequences of participation in the Plan under present law will be as follows:

    Participants are not subject to federal income tax on employer contributions made under the Plan or on income earned by the Trust until amounts are withdrawn or distributed. Any withdrawal from the Plan will be tax free to the extent of the participant's contributions to the Plan prior to 1987. If the amount exceeds such pre-1987 contributions of the participant, the excess will be treated as being in part a tax free return of the participant's contribution made to the Plan after 1986 and in part as a taxable distribution subject to federal income tax at ordinary rates based on the ratio at the time of withdrawal of the participant's total contributions after 1986 to the total value of the participant's accounts. If the withdrawal or distribution qualifies as a lump sum distribution, amounts attributable to participation in a predecessor plan prior to 1974 may qualify for capital gains treatment (phased out over the years 1987-1991), and the ordinary income portion attributable to post-1973 participation may be taxed under a special five-year income averaging provision if the participant is over age 59 1/2 (or a special ten-year income averaging provision if the participant turned 50 before January 1, 1986). If a distribution includes shares of common stock of Crompton & Knowles Corporation, taxation of any appreciation in the value of such shares over their cost to the Trust will be deferred until the later sale or exchange of such shares. Taxable withdrawals or distributions after January 1, 1987, in addition to being taxed as ordinary income will be subject to an additional 10% income tax unless the withdrawal or distribution is on account of the death or disability of the participant, is made after he turns age 59 1/2 or retires after age 55, or is used for certain deductible medical expenses. A participant who receives total distributions from all retirement plans in a single year in excess of $150,000 ($144,551 in some cases) may be subject to an excise tax of 15% of the excess amount.



Employee Stock Ownership Plan - Notes To Financial Statements
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    The foregoing is only a brief summary of the tax consequences of participation in the Plan. Each participant should consult his own personal advisor to review the tax consequences of making any elections under the Plan and to determine his own tax liability.

4.  Participant Vesting
    A participant in the Plan is fully vested in all of his accounts under the Plan upon his death, retirement, disability, or attainment of age 65 or upon change in control of the Corporation. A participant whose employment terminates for any reason before his death or retirement is entitled to receive l00% of his own contributions plus earnings thereon and will receive his employer contribution account plus earnings thereon based upon a schedule under which the account is 100% vested after five years of participation in the Plan, or after completion of five years of service with the Corporation. The non-vested portion of the employer contribution account will be forfeited under certain circumstances and held to reduce future contributions to be made by the Corporation to the Plan.

5.  Investments
    A.  Unrealized appreciation in Crompton & Knowles
        Corporation common stock:

                              12/31/94     12/31/93     12/31/92

        Unrealized
        apprec. at the
        beginning of
        the year             $31,807,154  $36,989,039  $37,236,932

        Unrealized
        apprec. at the
        end of the year       19,773,207   31,807,154   36,989,039

        Increase/(decrease)
        in unrealized
        appreciation        $(12,033,946) $(5,181,885) $(  247,893)









Employee Stock Ownership Plan - Notes To Financial Statements
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    B.  Net purchases (sales) of shares of Crompton & Knowles
        Corporation common stock consist of the following:

                        Contributions                   Net
                             And        Sales and    Purchases
                          Purchases    Withdrawals    (Sales)

        1994
        No. of shares        145,724         86,429        59,295
        Cost amount       $2,446,717        485,144    $1,961,573

        1993
        No. of shares        131,841        269,060       (137,219)
        Cost amount       $2,924,833     $1,275,893    $1,648,940

        1992
        No. of shares        156,816       105,023         51,793
        Cost amount       $3,062,632     $ 409,398     $2,653,234


    C.  Gain on sale of investments and withdrawals of Crompton &
        Knowles Common Stock:

                              1994           1993          1992
        Aggregate
        proceeds          $1,727,888      $5,890,730   $2,018,533

        Aggregate cost
        (FIFO)               485,144       1,275,893      409,398

        Net gain          $1,242,744      $4,614,837   $1,609,135



6.  Plan Expenses
    Significant costs of Plan administration, which are payable from the Trust or by the Corporation, are generally paid by the Corporation.





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                  Independent Auditors' Report


The Board of Directors
Crompton & Knowles Corporation:

We have audited the accompanying statements of financial condition of Crompton & Knowles Corporation Employee Stock Ownership Plan (the Plan) as of December 31, 1994 and 1993, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 1994. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Plan as of December 31, 1994 and 1993, and the results of its operations for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.







Stamford, Connecticut
March 10, 1995






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